UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2005

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement

     On June 14, 2005, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into an agreement (the “Requirement Amendment”) with Garching Innovation GmbH (“Garching”), Alnylam U.S., Inc., a wholly-owned subsidiary of Alnylam (“Alnylam US”), and Alnylam Europe AG, a wholly-owned subsidiary of Alnylam (“Alnylam Europe” and, together with Alnylam, Garching and Alnylam US, the “Parties”), effective June 15, 2005, amending certain provisions of (1) the Co-exclusive License Agreement between Garching and Alnylam US dated December 20, 2002, as amended by Amendment dated July 8, 2003 (the “Alnylam License Agreement”), and (2) the Co-exclusive License Agreement between Garching and Alnylam Europe dated July 30, 2003 (the “Ribopharma License Agreement” and, together with the Alnylam License Agreement, the “Agreements”).

     Under the original terms of the Alnylam License Agreement as amended on July 8, 2003 in conjunction with the acquisition of Alnylam Europe (formerly Ribopharma AG), Alnylam was required to build development and commercial capabilities in Germany comparable to Alnylam’s capabilities in the United States using reasonable commercial efforts. The Requirement Amendment modifies this requirement. Until December 20, 2007, Alnylam is obligated to maintain Alnylam Europe as an operating company in Germany with 25 full-time equivalent employees having their legal and habitual residence in Germany and working 75% of their working time in Germany. In addition, until such date, Alnylam is obligated to ensure that ten of such employees are scientists with at least a doctoral-level degree and four of such employees are diploma scientists. Alnylam is obligated to deliver to Garching periodic reports detailing how Alnylam has fulfilled, and how Alnylam intends to fulfill, these obligations. The Requirement Amendment sets forth certain procedures that must be followed by the Parties in the event that Garching determines that Alnylam has failed to comply with any of these obligations and wishes to terminate the Ribopharma License Agreement in connection with any such breach. In addition, Garching has agreed to waive any and all rights, including, but not limited to, the right of Garching to terminate either or both of the Agreements based upon an asserted default under the comparability requirement terms and conditions as set out in the Agreements prior to the Requirement Amendment.

     In addition, pursuant to the Requirement Amendment, the Parties have agreed to release Alnylam US and Alnylam Europe from the requirement in each of the Agreements that the Parties mutually agree upon a reasonable and equal split of indications and sub-indications according to the estimated market size and accessibility by RNAi within the Field (as defined in each of the Agreements) between Alnylam US and Alnylam Europe, as described in Section 2.3 of each of the Agreements, and any and all pending, threatened or asserted claims arising out of any asserted default under such requirement. In addition, Garching has agreed to waive any and all rights, including, but not limited to, the right of Garching to terminate either or both of the Agreements based upon an asserted default under such requirement.

     The information contained in Item 3.02 below is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

     As described above, on June 14, 2005, the Parties entered into the Requirement Amendment effective June 15, 2005.

     In consideration of the agreements of Garching contained in the Requirement Amendment, Alnylam has agreed to issue, on or prior to July 15, 2005, a total of 270,000 shares of common stock of Alnylam, as instructed by Garching, to Max Planck Gesellschaft zur Foerderung der Wissenschaften e.V. (“Max Planck”) or to Max Planck, the Massachusetts Institute of Technology (“MIT”) and/or the Whitehead Institute (“WI”).

     The shares of common stock of Alnylam to be issued to Max Planck, as described above, would be issued in reliance on exemptions from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), set forth in Regulation S promulgated thereunder relative to sales by an issuer outside the United States. Max Planck would be expected to represent to Alnylam in connection with such issuance that it is not a U.S. person and is not acquiring the shares of common stock for the account or benefit of any U.S. person and to agree that it will resell such shares of common stock only in accordance with the provisions of Regulation S and that it will not engage in any hedging transactions involving the shares of common stock in violation of the Securities Act.

     The shares of common stock of Alnylam that may be issued to MIT and/or WI, as described above, would be issued in reliance on exemptions from the registration provisions of the Securities Act, set forth in Section 4(2) and/or Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering. Each of MIT and WI would be expected to represent to Alnylam in connection with any such issuance that it is an accredited investor and is acquiring the shares for investment and not distribution, that it could bear the risks of the investment and could hold the securities for an indefinite period of time.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: June 16, 2005	By:	/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
President and Chief Executive Officer